EXHIBIT 99.1

Team, Inc. Announces Purchase of Qualspec Group

(Conference Call Scheduled for July 6, 2015 at 2:00 PM EDT to Discuss)

SUGAR LAND, Texas, July 6, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that it has executed a stock purchase agreement to acquire the Qualspec Group from Clearview Capital Fund II, L.P. Qualspec is a leading provider of NDT Inspection services in the United States, with significant operations in the West Coast, Gulf Coast and Mid-Western areas of the country. The acquisition adds about $180 million of annual revenue to Team's operations and nearly 1,000 new employees to Team's human capital resources. The annual EBITDA contribution of the Qualspec business is expected to be about $24 million. The total cash consideration is $255 million, which could be increased by $10 million depending upon the operating results of Qualspec through the end of calendar year 2015. Closing of the transaction is expected to occur before July 10, 2015.

"We are delighted that Qualspec has agreed to join the Team family. Qualspec will add strength to our resident refinery inspection programs with major customer relationships across the U.S., and will add to our already strong capabilities in advanced inspection services, rope access services and the delivery of innovative technologies to our customers," said Ted Owen, Team's President and CEO. "As a result of this acquisition, Team's pro-forma revenues will exceed $1 billion annually and we will clearly be the leading provider of NDT inspection and assessment services across North America. The transaction is expected to be accretive to Team's earnings in the first year and provide exciting additional growth opportunities going forward," said Mr. Owen.

Qualspec's current management team will continue to lead Qualspec, which will operate as part of Team's IHT Business Unit. "I am pleased that Declan Rushe, Qualspec's President and CEO, will be joining Team's executive leadership team as a result of this transaction," said Mr. Owen. "He will continue to directly lead the Qualspec business, working closely with Art Victorson, Team's IHT Business Unit President, on a plan that will ultimately combine Qualspec with the IHT Business Unit. Additionally, Declan will play a leading enterprise role in expanding all of Team's businesses across our broader customer network," said Mr. Owen.

The purchase of Qualspec is being financed through an expansion and amendment to Team's existing credit facility, which will increase the size of the credit facility to $500 million and expand the number of banks in the syndicate from four to seven. Borrowings under the facility bear interest at LIBOR plus a margin, which is initially expected to be 2.0%. As a result of the transaction, Team's pro-forma debt to EBITDA ratio is expected to be about 3 to 1.

Financial advisors for Team in the transaction were Houlihan Lokey and Anthony Riker and the financial advisor for Qualspec was Lazard Middle Market.

The Company has scheduled a conference call to discuss the Qualspec acquisition today, July 6, 2015 at 2:00 p.m. Eastern Daylight Time (1p.m. CDT). The call will be broadcast over the web and can be accessed on Team's website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 800-901-5213 and use confirmation code 92685770 when prompted.  For additional information about Qualspec, investors are invited to go to www.qualspecgroup.com.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Greg L. Boane
         (281) 388-5541